EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
Logility, Inc.
(404) 264-5477

Logility Reports Preliminary Second Quarter
of Fiscal Year 2008 Results

Operating Earnings Increase 49% driven by 11% Growth in Revenues

ATLANTA (December 6, 2007) Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the second quarter of fiscal year 2008.

Key Second quarter financial highlights include:

•	Total revenues for the quarter ended October 31, 2007 were $11.1 million, an increase of 11% over the second quarter of fiscal 2007;

•	Software license fees for the quarter ended October 31, 2007 were $3.4 million, an increase of 2% over the second quarter of fiscal 2007;

•	Services and other revenues for the quarter ended October 31, 2007 were $2.0 million, an increase of 28% over the second quarter of fiscal 2007;

•	Maintenance revenues for the quarter ended October 31, 2007 were $5.7 million, an increase of 12% over the second quarter of fiscal 2007; and

•	Operating earnings for the quarter ended October 31, 2007 were $2.2 million, an increase of 49% compared to operating earnings of $1.5 million for the second quarter of fiscal 2007.

GAAP net earnings were $1.7 million or $0.13 earnings per fully diluted share, an increase of 50% for the second quarter of fiscal 2008 compared to net earnings of $1.1 million or $0.08 earnings per fully diluted share for the second quarter of fiscal 2007. Adjusted net earnings, which exclude stock option compensation expense and acquisition-related amortization of intangibles expense were $1.8 million or $0.14 earnings per fully diluted share for the quarter ended October 31, 2007, compared to adjusted net earnings of $1.3 million or $0.10 earnings per fully diluted share for the same period last year.

—more—

Logility Reports Second Quarter and Fiscal Year 2008 Results	Page 2

Total revenues for the six months ended October 31, 2007 were $23.1 million or an 18% increase compared to the comparable period last year. Software license fees for the six months were $8.1 million or a 22% increase compared to the same period last year. Services and other revenues were $4.1 million or a 35% increase compared to the same period last year. Maintenance revenues were $11.0 million or a 10% increase compared to the same period last year. For the six months ended October 31, 2007, the Company reported operating earnings of approximately $5.2 million or a 91% increase compared to operating earnings of $2.7 million for the same period last year.

GAAP net earnings were approximately $3.5 million or $0.26 per fully diluted share for the six months ended October 31, 2007 compared to net earnings of $2.0 million or $0.15 per fully diluted share for the same period last year. Adjusted net earnings, which for the current period exclude stock option compensation expense, acquisition-related amortization of intangibles expense and a non-cash tax valuation adjustment, were $4.2 million or $0.31 earnings per fully diluted share for the six months ended October 31, 2007 compared to net earnings of $2.4 million or $0.18 earnings per fully diluted share the same period last year, which exclude stock option compensation expense and acquisition related amortization of intangibles expense.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $39.7 million as of October 31, 2007. This is approximately a $3.5 million sequential increase in cash and investments compared to July 31, 2007 and approximately a $9.9 million increase compared to October 31, 2006.

“We are pleased with Logility’s performance during the quarter, adding 24 new customers, growing revenues and increasing operating earnings by 49% compared to the second quarter of fiscal year 2007,” said J. Michael Edenfield, Logility president and chief executive officer. “Our year-to-date financial performance has also been strong with double-digit growth in all revenue streams and 91% growth in operating earnings. Our industry-leading solutions, deep domain expertise, strong customer base and ability to deploy quickly, combined with our continued financial strength and organizational stability, provide a solid foundation upon which Logility will continue to deliver innovation and value for our customers.”

Logility Reports Second Quarter and Fiscal Year 2008 Results	Page 3

“To remain competitive in today’s global market, companies must become increasingly demand-driven and trim inefficiencies from their manufacturing, distribution and transportation operations,” continued Edenfield. “Logility provides supply chain solutions that give small, medium, large and Fortune 500 companies the visibility they need to overcome global supply chain challenges, reduce costs, improve service and streamline sales and operations planning (S&OP).”

Highlights for the second quarter of fiscal 2008 include:

Customers:

•
Notable new and existing customers placing orders with Logility in the second quarter include: Atek Medical, CooperVision, Cypress Medical, Henkel North America, Interface Modernform, Nike, PPG Refinish, Premier Farnell, Electrolux, SanMar Corporation, Stiefel Laboratories, and Whatman International.

•
During the quarter, software license agreements were signed with customers located in 12 countries including; Australia, Brazil, China, France, Germany, Italy, Malaysia, South Africa, Switzerland, Thailand, the United Kingdom, and the United States.

•
Logility customer Intertape Polymer Group (IPG) was featured along with Logility in an APICS webcast “Forecasting a Profitable Supply Chain”. The webcast focused on how companies can improve forecast accuracy to increase supply chain profitability and discussed how IPG improved forecast accuracy, accelerated inventory turns and increased profitability with the help of Logility Voyager Solutions. “Forecasting a Profitable Supply Chain” was also a featured presentation at the APICS national conference held October 21-23, 2007.

•
Logility’s Supply Chain Power Hour “Buckle Up Transportation Savings” was the latest webcast in Logility’s popular supply chain educational series. The webcast featured Logility customer Rockline Industries and Ian Hobkirk, senior analyst, logistics, AberdeenGroup who provided participants with the latest insight on centralizing transportation management to reduce costs and improve overall supply chain performance.

•
Logility and Shaw Industries were featured in an APICS webcast on Sales and Operations Planning. The webcast, “S&OP: Turning Blame into Gain”, focused on how companies can compete more effectively by synchronizing corporate planning processes with an integrated S&OP planning solution.

Products and Technology:

•
Demand Management, a wholly-owned subsidiary of Logility and a global resource for managing the supply chain, announced the addition of service parts management capabilities to its replenishment software solution. These capabilities automate the process of planning and aligning service parts inventories, resources, and processes to ensure optimal customer service and response with minimal risk and cost.

•
Logility announced its new Carrier On-Boarding Service to accelerate implementations of Voyager Transportation Planning and Management. The new Carrier Portal, EDI and Carrier On-boarding capabilities streamline the business processes and communication with carriers and further accelerates rapid ROI by enabling visibility into loads, tenders, bids, shipment status information and freight payment.

•
Logility was named to Software Magazine’s annual Software 500, a revenue-based ranking of the world’s largest software and services suppliers. Logility has been consistently ranked in the list for more than five years and has steadily climbed in position as a result of the Company’s continued growth in the supply chain management software market.

Logility Reports Second Quarter and Fiscal Year 2008 Results	Page 4

About Logility

With more than 1,240 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Brown Shoe Company, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority-owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2007 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc.. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

###

Logility Reports Second Quarter and Fiscal Year 2008 Results	Page 5

LOGILITY, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
			Pct			Pct
	2007	2006	Chg.	2007	2006	Chg.
Revenues:
License	$3,399	$3,343	2%	$8,076	$6,644	22%
Services & other	2,039	1,587	28%	4,051	3,003	35%
Maintenance	5,696	5,089	12%	10,971	9,966	10%
Total Revenues	11,134	10,019	11%	23,098	19,613	18%

Cost of Revenues:
License	1,520	1,497	2%	3,154	2,874	10%
Services & other	1,023	837	22%	2,045	1,691	21%
Maintenance	1,267	1,220	4%	2,347	2,446	(4%)
Total Cost of Revenues	3,810	3,554	7%	7,546	7,011	8%
Gross Margin	7,324	6,465	13%	15,552	12,602	23%

Operating expenses:
Research and development	1,948	1,762	11%	3,825	3,523	9%
Less: capitalized development	(630)	(587)	7%	(1,155)	(1,183)	(2%)
Sales and marketing	2,426	2,426	0%	4,878	4,932	(1%)
General and administrative	1,293	1,297	0%	2,631	2,439	8%
Acquisition related amortization of intangibles	87	87	0%	174	175	(1%)

Total Operating Expenses	5,124	4,985	3%	10,353	9,886	5%

Operating Earnings	2,200	1,480	49%	5,199	2,716	91%

Interest Income & Other, Net	504	427	18%	913	770	19%
Earnings Before Income Taxes	2,704	1,907	42%	6,112	3,486	75%
Income Tax Expense	1,031	792	30%	2,593	1,448	79%

Net Earnings	$1,673	$1,115	50%	$3,519	$2,038	73%

Earnings per common share:

Earnings Per Common Share - Basic	$0.13	$0.09	44%	$0.27	$0.16	69%

Earnings Per Common Share - Diluted	$0.13	$0.08	63%	$0.26	$0.15	73%

Weighted Average Number of Common Shares:
Basic	12,953	12,896		12,943	12,896
Diluted	13,307	13,232		13,343	13,253

Reconciliation of Adjusted Net Earnings:
GAAP Net Earnings	$1,673	$1,115		$3,519	$2,038
Acquisition related amortization of intangibles(1)	87	87		174	175
Stock-based compensation (1)	89	105		177	205
Tax valuation adjustment (non-cash)	-	-		283	-
Adjusted net earnings	$1,849	$1,307	41%	$4,153	$2,418	72%

Adjusted Net Earnings per Share - Diluted	$0.14	$0.10	40%	$0.31	$0.18	72%

(1) - Not income tax affected

Logility Reports Second Quarter and Fiscal Year 2008 Results	Page 6

LOGILITY, INC.
Consolidated Balance Sheet Information
(in thousands)
(Unaudited)
	October 31,	April 30,
	2007	2007

Cash and Short-term investments	$39,672	$32,316
Accounts Receivable:
Billed	4,978	7,764
Unbilled	1,361	1,412
Total Accounts Receivable, net	6,339	9,176
Deferred Tax Assets	729	1,361
Due from ASI	173	1,167
Prepaids & Other Current Assets	2,126	1,995
Current Assets	49,039	46,015

PP&E, net	447	436
Capitalized Software, net	5,921	6,042
Goodwill	5,809	5,809
Other Intangibles, net	1,058	1,288
Non-current Assets	67	67

Total Assets	$62,341	$59,657

Accounts Payable	$416	$275
Other Current Liabilities	4,380	5,680
Deferred Revenues	10,840	11,350
Current Liabilities	15,636	17,305

Deferred Income Taxes	2,095	1,940
Shareholders' Equity	44,610	40,412

Total Liabilities & Shareholders' Equity	$62,341	$59,657